EXHIBIT 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEER

We hereby consent to the incorporation by reference, in this Registration Statement of Cenovus Energy Inc. (the “Registrant”) on Form S-8 (the “Registration Statement”), of the report of our firm, GLJ Ltd. (f/k/a GLJ Petroleum Consultants Ltd.) evaluating a portion of the Registrant’s oil and gas reserves data, including estimates of proved reserves and probable reserves and related future net revenue as at December 31, 2019, estimated using forecast prices and costs, and the information derived from our report, as incorporated by reference in the Registration Statement.

Yours truly,

GLJ LTD.

/s/ Jodi L. Anhorn

Jodi L. Anhorn, M.Sc., P.Eng.
President and Chief Executive Officer

Calgary, Alberta
January 4, 2021